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REDACTED VERSION

SUBLEASE AGREEMENT

    This Sublease Agreement ("Sublease") dated as of July 24, 2000, is made between F5 Networks, Inc., a Washington corporation ("Sublandlord"), and NeoRx Corporation Inc., a Washington corporation ("Subtenant").

RECITALS

    A.  Pursuant to the Amended and Restated Office Lease Agreement dated April 3, 2000 between 401 Elliott West, LLC, a Washington limited liability corporation, as lessor ("Landlord") and Sublandlord as lessee (together with all modifications, amendments, riders and exhibits thereto, the "Master Lease"), a copy of which is attached hereto as Exhibit A, Landlord leased to Sublandlord approximately 110,111 rentable square feet of space in Building 3 located at 401 Elliott Avenue West in Seattle, Washington (the "Building").

    B.  Sublandlord wishes to sublease to Subtenant 28,854 rentable square feet of the Building located on the second floor of the Building shown cross-hatched on Exhibit B attached hereto (the "Subleased Premises").

    NOW, THEREFORE, in consideration of the mutual covenants contained in this Sublease, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows:

AGREEMENT

1.  Sublease

    Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord, for the Term, at the rental, and upon all of the conditions set forth herein, the Subleased Premises, together with the right to use, in common with others entitled thereto, the hallways, stairways and elevators necessary for access to the Subleased Premises and the lavatories nearest to the Subleased Premises.

2.  Term and Possession

  2.1  Term

    The term of this Sublease ("Term") shall commence on November 1, 2000 ("Commencement Date"). The Term shall expire on October 31, 2003 ("Expiration Date"). Effective at the end of the initial 24 months of the Sublease term, Sublandlord and Subtenant shall have the right to cancel the Sublease with nine months prior notice.

  2.2  Condition of Subleased Premises

    Sublandlord shall deliver to Subtenant possession of the Subleased Premises on the Commencement Date in a turnkey condition ("Possession") pursuant to Sublandlord's construction documents. If for any reason Sublandlord does not deliver Possession to Subtenant on the Commencement Date, Base Rent, as defined in Section 3.1, shall abate until delivery of Possession. Attached is a plan that shows the "scope and nature" of improvements that will be provided.

3.  Base Rent and Operating Expenses

  3.1  Base Rent

    Subtenant shall pay to Sublandlord Base Rent on or before the first day of each calendar month during the Term. The monthly installments of Base Rent shall be prorated on a per diem basis for the first or last month of the Term if the Commencement Date or Expiration Date is not the first day or last day of a calendar month.

Period	Monthly	Annual
November 1, 2000 to October 31, 2001	[*]	[*]
November 1, 2001 to October 31, 2002	[*]	[*]
November 1, 2002 to October 31, 2003	[*]	[*]

  3.2  Operating Expenses

    Subtenant agrees to pay as Additional Rent its proportionate share of all expenses, as defined in Section 4 of the Master Lease, attributable to its lease of the Sublease Premises, including all increases in said expenses over the term of the lease. Subtenant's percentage of the building area of Building Three is 26.20%.

4.  Tenant Improvements

    Sublandlord shall provide scale floor plans for floor 2 including dimensions of private offices, conference rooms, kitchen or break rooms, cubicles, etc. Subtenant may make modifications to the attached plan, and will restore the Subleased Premises to its original condition at the end of the Sublease term at Subtenant's expense.

5.  Parking

    Subtenant shall have the right to 1.9 stalls per 1,000 square feet of space leased throughout the term of the Sublease on an unreserved basis in the Building parking garage. The cost for the stalls shall be at market rate.

6.  Early Access

    Subtenant and Subtenant's contractors shall have early access to the Subleased Premises one month prior to occupancy by Subtenant, for Subtenant's installation of furniture, equipment, telephone lines, data network wiring and security.

7.  Security Deposit

    Contemporaneously with the execution hereof, Subtenant shall deposit with Sublandlord the sum of the first month's rent and the last three months' due (which equates to [*]) as security for Subtenant's faithful performance of Sublandlord's obligations hereunder ("Security Deposit"). The Security Deposit shall be applied to Subtenant's last month's rent due; provided, however, if Subtenant fails to pay rent or other charges when due under this Sublease, or fails to perform any of its obligations hereunder, Sublandlord may use or apply all or any portion of the Security Deposit for the payment of any rent or other amount then due hereunder and unpaid, for the payment of any other sum for which Sublandlord may become obligated by reason of Subtenant's default or breach, or for any loss or damage sustained by Sublandlord as a result of Subtenant's default or breach.

8.  Use of Subleased Premises

    The Subleased Premises shall be used and occupied only for general office purposes and for any other purpose permitted under the Master Lease.

9.  Assignment and Sublease

    Subtenant shall be permitted to sublease individual offices to any subagents and/or clients without obtaining Sublandlord's consent. Subtenant shall be permitted to sublease or assign all or portion of the Subleased Premises subject to Sublandlord's and Landlord's consent per the terms and conditions of the Master Lease.

10.  Incorporation by Reference

  10.1  Subject to Lease

    This Sublease is subject to all of the terms and condition of the Master Lease by and between Sublandlord and Landlord. Subtenant shall obtain insurance for the Subleased Premises and name Sublandlord as an additional insured in the policy.

  10.2  Interpretation

    The terms, conditions and respective obligations of Sublandlord and Subtenant to each other under this Sublease shall be the terms and conditions of the Master Lease except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease shall control over the Master Lease. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word "Lessor" is used it shall be deemed to mean the Sublandlord herein and wherever in the Master Lease the word "Lessee" is used it shall be deemed to mean the Subtenant herein.

11.  Sublandlord's Representations and Warranties

    Sublandlord represents and warrants to Subtenant as follows:

      11.1  The Master Lease is in full force and effect and has not been modified, supplemented or amended.

      11.2  Sublandlord has the right to and is in full and complete possession of the Master Premises.

      11.3  Sublandlord has fulfilled all its duties under the Master Lease and is not in default under the Master Lease.

      11.4  To the best of Sublandlord's knowledge, Landlord has fulfilled all its duties under the Master Lease and is not in default under the Master Lease.

      11.5  Sublandlord has not assigned, transferred or delegated any of its right or duties under the Master Lease or pledged or encumbered any of its interest in, or right under the Master Lease.

      11.6  Sublandlord has reviewed the Master Lease (as that term is defined in the Master Lease), the Master Lease does not in any way prohibit this Sublease, the consent of the lessor under the Master Lease is not required for this Sublease, and no provision of the Master Lease could adversely affect the Subleased Premises or Subtenant's rights or obligations under this Sublease.

      11.7  Landlord has consented to the Sublease pursuant to the letter agreement attached hereto as Exhibit C.

      11.8  Sublandlord has all right, power and authority necessary to enter into and deliver this Sublease and to perform its obligations hereunder.

12.  Covenants Regarding Lease

      12.1  Sublandlord shall not commit or suffer any act or omission that will result in a violation of or a default under any of the provisions of the Lease.

      12.2  Sublandlord shall exercise commercially reasonable efforts in attempting to cause Landlord to perform its obligations and give any required consents under the Master Lease for the benefit of Subtenant.

      12.3  Sublandlord agrees to deliver to Subtenant a copy of any notice received from Landlord relating to the Subleased Premises within three (3) days of its receipt thereof.

      12.4  In the event that Sublandlord defaults under its obligations to be performed under the Master Lease, Subtenant shall have the right to cure the default before the date Sublandlord's applicable cure period expires. If such default is cured by Subtenant, Sublandlord shall reimburse Subtenant for such amounts within ten (10) days after notice and demand therefor from Subtenant, together with interest at the interest rate specified in the Master Lease. If Sublandlord fails to reimburse Subtenant within such ten (10) day period, Subtenant may deduct such amounts from subsequent installments of rent due to Sublandlord under this Sublease.

      12.5  Sublandlord shall not voluntarily terminate the Master Lease without Subtenant's prior written consent.

      12.6  Sublandlord shall not amend the Master Lease in any way that would affect the Subleased Premises or Subtenant's rights or obligations under this Sublease without Subtenant's prior written consent.

13.  Indemnification

  13.1  Subtenant's Indemnification

    Subtenant shall indemnify, defend and hold harmless Sublandlord from and against all losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys' fees and disbursements, which Sublandlord may incur or pay out (including, without limitation, to Landlord) by reason of (a) any accidents, damages or injuries to persons or property occurring in, on or about the Subleased Premises (unless the same shall have been caused by Sublandlord's negligence or wrongful act or the negligence or wrongful act of Landlord), (b) any breach or default hereunder on Subtenant's part, (c) the successful enforcement of Sublandlord's rights under this Section or any other Section of this Sublease, (d) any work done after the date hereof in or to the Subleased Premises except if done by Sublandlord or Landlord, or (e) any act, omission or negligence on the part of Subtenant and/or its officers, partners, employees, agents, customers and/or invitees, or any person claiming through or under Subtenant.

  13.2  Sublandlord's Indemnification

    Sublandlord shall indemnify, defend and hold harmless Subtenant from and against all losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys' fees and disbursements, which Subtenant may incur or pay out (including, without limitation, to Landlord) by reason of (a) any accidents, damages or injuries to persons or property occurring in, on or about any portion of the Master Premises other than the Subleased Premises (unless the same shall have been caused by Subtenant's negligence or wrongful act), (b) any breach or default hereunder or under the Master Lease on Sublandlord's part, (c) the successful enforcement of Subtenant's rights under this Section or any other Section of this Sublease, or (d) any act, omission or negligence on the part of Sublandlord and/or its officers, partners, employees, agents, customers and/or invitees, or any person claiming through or under Sublandlord.

14.  Notices

    All notices and demands that may or are to be required or permitted are to be given by either party on the other hereunder shall be in writing. All notices and demands by Sublandlord to Subtenant shall be personally delivered or sent by a nationally recognized private carrier of overnight mail (e.g. FedEx) or by United States Certified Mail, return receipt requested and postage prepaid, to the parties at the addresses listed below or at such other addresses as the parties may designate by notice from time to time.

To Sublandlord:	F5 Networks, Inc 401 Elliott Ave West Seattle, Washington 98119 Attention: Joann Reiter, General Counsel
To Subtenant:	NeoRx Corporation 410 West Harrison Street Seattle, Washington 98119 Attention: Paul Abrams, CEO

15.  Quiet Enjoyment

    Provided that Subtenant is not in default of any term or provision of the Master Lease or this Sublease, Subtenant shall have peaceful and quiet enjoyment of the Subleased Premises without interference from Sublandlord or any person or entity claiming by, through or under Sublandlord.

15.  Attorney's Fees

    If Sublandlord or Subtenant shall commence an action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorney's fees.

16.  Entire Agreement

    This Sublease, the Exhibits attached hereto and the Master Lease, which is incorporated herein by reference, constitute the entire agreement between Sublandlord and Subtenant with respect to the Subleased Premises and may not be amended or altered except by written agreement executed by both parties.

17.  Binding on Successors

    This Sublease shall bind the parties' heirs, successors, representatives and permitted assigns.

    IN WITNESS WHEREOF, the parties hereto hereby execute this Sublease as of the day and year first above written.

SUBLANDLORD: F5 Networks, Inc.		SUBTENANT: NeoRx Corporation Inc.
By	/s/ Robert J. Chamberlain	By	/s/ Paul G. Abrams
Name	Robert J. Chamberlain	Name	Paul G. Abrams
Title	CFO	Title	CEO

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

    On this 24th day of July, 2000, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Robert J. Chamberlain, to me known to be the person who signed as CFO of F5 NETWORKS, INC., the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that he was duly elected, qualified and acting as said officer of the corporation, that he was authorized to execute said instrument and that the seal affixed, if any, is the corporate seal of said corporation.

    IN WITNESS WHEREOF I have hereunto set my hand and official seal the day and year first above written.

(Not Legible) G. Gilbert Signature
NOTARY PUBLIC in and for the State of Washington, residing at Snohomish County. My appointment expires: 6/1/02

STATE OF WASHINGTON

COUNTY OF KING

    On this 14 day of July, 2000, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Paul G. Abrams, to me known to be the person who signed as CEO of NEORX CORPORATION INC., the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that he was duly elected, qualified and acting as said officer of the corporation, that he was authorized to execute said instrument and that the seal affixed, if any, is the corporate seal of said corporation.

    IN WITNESS WHEREOF I have hereunto set my hand and official seal the day and year first above written.

/s/ T. H. Craven Signature

NOTARY PUBLIC in and for the State
of Washington, residing at Redmond, WA.
My appointment expires: 9/4/2003

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SUBLEASE AGREEMENT